Exhibit 99.1

TIER REIT Names Scott Fordham CEO

and Dallas Lucas as CFO

DALLAS, Texas, May 27, 2014 — TIER REIT, Inc., a Dallas-based real estate investment trust, announced today that its board of directors has named its current president, Scott W. Fordham, as the Company’s chief executive officer.

Mr. Fordham joined the Company in 2008 at a time when it was assembling a dedicated team to manage the daily operations of the Company and has since served in various capacities, most recently holding the positions of chief financial officer and president of the Company.  Prior to joining the Company, Mr. Fordham held various finance and accounting positions with Apartment Investment and Management Company and Prentiss Properties Trust, two publicly traded real estate investment trusts.

The Company is also pleased to announce that it has hired Dallas E. Lucas to serve as its chief financial officer.  Mr. Lucas joins the Company bringing a depth of financial and real estate experience, serving most recently as chief financial officer of Intrawest ULC. Prior to joining the Intrawest team, Mr. Lucas was a founding partner of Pacshore Partners, and formerly served as chief executive officer, president and director at Pacific Office Properties Trust, Inc. and as executive vice president and chief financial officer of Maguire Properties, Inc.

“We are excited about the TIER REIT executive team announcements,” said chairman of the board, Chuck Dannis. “The executive team has a tremendous amount of experience in the public real estate arena, and we are confident that with their leadership we will achieve TIER REIT’s long-term goals.”

About TIER REIT, Inc.

TIER REIT, Inc. is a Dallas, Texas-based real estate investment trust focused on providing quality, attractive, well-managed commercial office properties in strategic markets throughout the United States, including Houston, Austin and Dallas/Ft. Worth, Texas; Chicago, Illinois; Philadelphia, Pennsylvania; Washington, D.C.; Charlotte, North Carolina and select other markets.  For more information on TIER REIT, please visit tierreit.com or call 972.931.4300.